EXHIBIT 10.19



                           FORM OF FIRST AMENDMENT OF
               EMPLOYMENT AGREEMENTS OF _______________________

       This Amendment of Employment Agreement (the "Amendment") is made and entered into this __ day of October 2007, by and between _________________ (the "Employee") and General Employment Enterprises, Inc., an Illinois Corporation (the "Company") (collectively, the "Parties").

       WHEREAS, the Parties entered into an Employment Agreement effective as of December __, 2001 (the "Agreement"); and

       WHEREAS, the Parties now consider it desirable to amend the terms and conditions of the Agreement by this Amendment to reflect the requirements of Internal Revenue Code Section 409A and to clarify the rights of the Parties;

       NOW THEREFORE, in accordance with Section 9 of the Agreement and in consideration of the mutual promises herein made, the sufficiency of which are expressly acknowledged, the Parties agree as follows:

       1. The parenthetical in the first sentence of Section 3 immediately preceding subsection 3(i) that states "(other than terminations by the Employee for Good Reason, which shall be subject to the terms of Section 5 below)" is hereby removed.

        2. The following new Section 4 shall be substituted for Section 4 of the Agreement:

             "4. Severance Following Change in Control. Following a Change in Control, upon the termination of the Employee's employment by the Company other than for Cause, the Employee shall be entitled to: (a) a lump sum cash payment equal to two times the sum of the Employee's Base Salary (as defined below) and the Average Annual Bonus (as defined below),
       (b) accelerated vesting of all cash or stock awards previously awarded to the Employee under any bonus or other incentive programs in which the Employee is a participant, (c) the Employee's 'severance bonus,' which equals the Employee's Average Annual Bonus multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year of termination and the denominator of which is 365, (d) payment for any accrued but unused vacation pay, (e) continuation of coverage for a period of two years under the Company's medical, dental, and vision plans, and (f) continuation of coverage for a period of two years under the Company's other benefit plans and programs in which the Employee is a participant on the date of his termination to the extent coverage is permitted by law and the plan terms. In the event coverage under the benefits provided in clause 4(e) or 4(f) are not permitted by law or the plan terms, the Employee shall receive a lump sum payment from the Company equal to the value of such benefits, payable within ten (10) business days of termination. For purposes of this Agreement, the Employee's Average Annual Bonus shall be equal to the average of the annual bonus paid to the Employee for each of the last three full fiscal years before employment termination. For purposes of this Agreement, the Employee's Base Salary shall be the Employee's annual base salary payable as of his employment termination or, if greater, the Employee's annual base salary payable immediately prior to the Change in Control. Amounts to be paid to the Employee under clauses (a) through (d) above of this Section 4 shall be paid within ten (10) business days of his employment termination."

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        3.  The following new Section 6(d) shall be substituted for
Section 6(d) of the Agreement:

                "(d) Good Reason. For purposes of this Agreement, 'Good Reason' means there is, without the Employee's written consent:
                (i) a material diminution in the Employee's base compensation;

                (ii)  a material diminution in the Employee's
       authority, duties, or responsibilities;

                (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report;

                (iv) a material diminution in the budget over which the Employee retains authority;

                (v) a material change in the geographic location at which the Employee must perform the services; and

                (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement.

                The Employee must provide written notice to the Company within 90 days of the initial existence of one or more of the above conditions to constitute Good Reason. Upon such notice, the Company shall have a period of at least 30 days during which it may remedy the condition. A separation from service will not constitute a termination for Good Reason pursuant to Section 5 of the Agreement unless such separation occurs during a period of time not to exceed two years following the initial existence of one or more of the above conditions."

        4. The following new Sections 10 through 13 are hereby added to the Agreement, immediately after Section 9 thereof:

             "10. Mutual Arbitration Agreement. Employee and the Company each agree, to the extent permitted by law, to arbitrate before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association regarding discovery, any dispute or claim arising out of, related to, or connected with Employee's employment, termination of employment, or this Agreement, including the interpretation, validity, construction, performance, breach, or termination thereof, including any claim against any current or former agent or employee of the Company, whether the dispute or claim arises in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which in the future may be enacted or recognized, including, but not limited to any claim for fraud, promissory estoppel, breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, infliction of emotional distress, defamation, interference with contract or prospective economic advantage, unfair business practices, any claim under any and all federal, state, or municipal statutes, regulations, or ordinances that prohibit discrimination, harassment, or retaliation of any kind, any claim for non-payment or incorrect payment of wages, commissions, bonuses, severance, or employee fringe benefits, and any claim regarding stock or stock options, except that any dispute or claim for workers' compensation benefits or unemployment insurance benefits shall be excluded from this mutual agreement to arbitrate. The arbitration shall be conducted in

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       DuPage County, Illinois.  The Company shall bear all costs of the arbitration proceeding. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by the Employee in seeking to interpret this Agreement or enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to the Employee promptly by the Company, if the Employee is successful in asserting such rights."

             11. Indemnification and Insurance. For the period from the Commencement Date through at least the sixth anniversary of the Employee's termination of employment from the Company, the Company agrees to maintain the Employee as an insured party on all directors' and officers' insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Employee with at least the same corporate indemnification as its other senior officers.

             12. Effect on Other Obligations. Payments and benefits herein provided to the Employee by the Company will be made without regard to and in addition to any other payments or benefits required to be paid to the Employee at any time hereafter under the terms of any other agreement between the Employee and the Company (it being understood and agreed that the Employee will not be entitled to severance or termination benefits in addition to those provided herein under any severance or termination plan of the Company or its affiliates). No payments or benefits provided the Employee hereunder will be reduced by any amount the Employee may earn or receive from employment with another employer or from any other source without violation of this Agreement. In no event will the Employee be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

             13. Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the 'Code') and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent. To the extent payments under Section 4 above do not qualify as short-term deferrals under Code Section 409A and Treas. Reg.
       Section 1.409A-1(b)(4) (or any similar or successor provisions), and the Employee is a Specified Employee (as defined below) as of his termination, distributions to the Employee may not be made before the date that is six months after the date of his termination or, if earlier, the date of the Employee's death (the 'Six-Month Delay Rule'). Payments to which the Employee would otherwise be entitled during the first six months following the termination (the 'Six-Month Delay') will be accumulated and paid on the first day of the seventh month following the termination. Notwithstanding the Six-Month Delay Rule set forth in this Section 13:

                  (a)  To the maximum extent permitted under Code
       Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(iii)
       (or any similar or successor provisions), during each month of the Six-Month Delay, the Company will pay the Employee an amount equal to the lesser of (A) the total monthly severance provided under Section 4 above, or (B) one-sixth (1/6) of the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee's termination occurs, and (2) the sum of the Employee's annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Employee preceding the taxable year of the Employee in which his termination occurs (adjusted for any increase during that year that was expected to

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       continue indefinitely if the Employee had not had a
       termination); provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Company under Section 4; and

                  (b)  To the maximum extent permitted under Code
       Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(v)(D)
       (or any similar or successor provisions), within ten (10) days of the termination, the Company will pay the Employee an amount equal to the applicable dollar amount under Code
       Section 402(g)(1)(B) for the year of the Employee's termination; provided that the amount paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Company under Section 4.

                  (c) For purposes of this Agreement, 'Specified Employee' has the meaning given that term in Code Section 409A and Treas. Reg. 1.409A-1(c)(i) (or any similar or successor provisions). The Company's 'specified employee identification date' (as described in Treas.
       Reg. 1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company's 'specified employee effective date' (as described in Treas. Reg. 1.409A-1(c)(i)(4) or any similar or successor provisions) will be February 1 of each succeeding year."

        IN WITNESS WHEREOF, the parties have executed this Amendment on this __ day of October 2007.



GENERAL EMPLOYMENT ENTERPRISES, INC.               EMPLOYEE


By:   ___________________________                  _________________________

Its:  ___________________________

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